UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2016
Date of Report (Date of earliest event reported)

BROKE OUT INC.
(Exact name of registrant as specified in its charter)

Nevada	333-202337	37-1774468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eschersheimer Landstrasse 42 Frankfurt, Germany	60322
(Zip Code)

(201) 241-4188
Registrant’s telephone number, including area code

Firlstr. 3436
Berlin Germany 12459
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On March 1, 2016, Broke Out Inc., a Nevada corporation (the “Company”) entered into an Asset Purchase Agreement (“Asset Purchase Agreement”) with Henry D’Andrea, whereby the Company agreed to purchase the Secret Menu for Starbucks mobile application and the related assets, properties and contractual rights (the “Assets”) from Mr. D’Andrea.

Pursuant to the Asset Purchase Agreement, the Company agreed to purchase the Assets in exchange for $10,000 USD and certain post-closing covenants.  Per the Asset Purchase Agreement, the Company agreed to (a) appoint Mr. D’Andrea to its Board of Directors, (b) employ Mr. D’Andrea on terms described below, and (c) within ninety days (90) days of the closing of the Asset Purchase Agreement, issue Mr. D’Andrea shares of its common stock equal to 0.1% of the issued and outstanding shares of the Company calculated as of the date of the Asset Purchase Agreement (or 31,825 shares).

The Company employs Mr. D’Andrea to continue maintaining the Assets during the period of his employment.  The compensation during the term of his employment with the Company consists of (i) a fixed salary of $100 USD per month, and (ii) twenty percent (20%) of all profits generated from the Assets during the period of Mr. D’Andrea’s employment by the Company.  Mr. D’Andrea’s employment with the Company can be terminated by him or the Company upon sixty (60) days advance notice.  Upon termination, the Company shall have no further obligation to pay any compensation to Mr. D’Andrea.

ITEM 2.01 COMPELTION OF ACQUISITION OR DISPOSITION OF ASSETS.
On March 1, 2016, the Company completed the acquisition of the Assets from Henry D’Andrea.  In connection with the purchase of the Assets, the Company paid Mr. Andrea the sum of $10,000 USD, and shall issue 31,825 shares of the Company’s common stock to Mr. D’Andrea within 90 days of March 1, 2016.  In addition, the Company shall employ Mr. D’Andrea on the terms described in Item 1.01 above.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.
10.1 Asset Purchase Agreement, by and between Broke Out Inc. and Henry D’Andrea, dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROKE OUT INC.

DATE: March 7, 2016

By:/s/ Chan Set Kuan
Name: Chan Set Kuan
Title: Chief Executive Officer